UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13G/A
                   Under the Securities Exchange Act of 1934
                               (Amendment No.1)


                                 OpenTV Corp.
 ------------------------------------------------------------------------------
                               (Name of Issuer)


                    Class A Ordinary Shares (no par value)
 ------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   G6754310
                 --------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
 ------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

                              Page 1 of 11 pages

-----------------------
  CUSIP NO.  G6754310                       13G/A
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       OTV Holdings Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,571,614*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,571,614*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,571,614*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         47.0%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* Represents (1) 365,460 Class A Ordinary Shares beneficially owned by OTV Holdings Limited and (2) 30,206,154 Class A Ordinary Shares issuable upon conversion of 30,206,154 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited.

** Based on 64,994,568 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,206,154 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 2000.

                              Page 2 of 11 pages

-----------------------
  CUSIP NO.  G6754310                       13G/A
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Mindport Holdings Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,571,614*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,571,614*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,571,614*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         47.0%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* Represents (1) 365,460 Class A Ordinary Shares beneficially owned by OTV Holdings Limited, a wholly owned subsidiary of Mindport Holdings Limited, and
(2) 30,206,154 Class A Ordinary Shares issuable upon conversion of 30,206,154 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited.

** Based on 64,994,568 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,206,154 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 2000.

                              Page 3 of 11 pages

-----------------------
  CUSIP NO.  G6754310                       13G/A
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,571,614*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,571,614*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,571,614*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         47.0%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* Represents (1) 365,460 Class A Ordinary Shares beneficially owned by OTV Holdings Limited, an indirect subsidiary of MIH Limited, and (2) 30,206,154 Class A Ordinary Shares issuable upon conversion of 30,206,154 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited.

** Based on 64,994,568 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,206,154 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 2000.

                              Page 4 of 11 pages

-----------------------
  CUSIP NO.  G6754310               13G/A
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH (BVI) Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,571,614*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,571,614*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,571,614*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         47.0%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* Represents (1) 365,460 Class A Ordinary Shares beneficially owned by OTV Holdings Limited, an indirect subsidiary of MIH (BVI) Limited, and (2) 30,206,154 Class A Ordinary Shares issuable upon conversion of 30,206,154 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited.

** Based on 64,994,568 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,206,154 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 2000.

                              Page 5 of 11 pages

-----------------------
  CUSIP NO.  G6754310               13G/A
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH Holdings Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,571,614*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY      -----------------------------------------------------------

       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,571,614*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,571,614*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         47.0%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* Represents (1) 365,460 Class A Ordinary Shares beneficially owned by OTV Holdings Limited, an indirect subsidiary of MIH Holdings Limited, and (2) 30,206,154 Class A Ordinary Shares issuable upon conversion of 30,206,154 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited.

** Based on 64,994,568 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,206,154 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 2000.

                              Page 6 of 11 pages

-----------------------
  CUSIP NO.  G6754310               13G/A
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH Investments (Proprietary) Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY

------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       South Africa

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,571,614*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,571,614*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,571,614*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         47.0%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* Represents (1) 365,460 Class A Ordinary Shares beneficially owned by OTV Holdings Limited, an indirect subsidiary of MIH Investments (Proprietary) Limited, and (2) 30,206,154 Class A Ordinary Shares issuable upon conversion of 30,206,154 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited.

** Based on 64,994,568 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,206,154 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 2000.

                              Page 7 of 11 pages

-----------------------
  CUSIP NO.  G6754310               13G/A
-----------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Naspers Limited

------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            30,571,614*

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             30,571,614*

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,571,614*

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         47.0%**

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         CO

------------------------------------------------------------------------------

* Represents (1) 365,460 Class A Ordinary Shares beneficially owned by OTV Holdings Limited, an indirect subsidiary of Naspers Limited, and (2) 30,206,154 Class A Ordinary Shares issuable upon conversion of 30,206,154 Class B Ordinary Shares of OpenTV Corp. beneficially owned by OTV Holdings Limited.

** Based on 64,994,568 Class A Ordinary Shares of OpenTV Corp. outstanding (assuming conversion of 30,206,154 Class B Ordinary Shares into an equal number of Class A Ordinary Shares) as of December 31, 2000.

                              Page 8 of 11 pages

Item 1(a).      Name of Issuer:

                OpenTV Corp.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                401 East Middlefield Road
                Mountain View, CA 94043

Item 2(a).      Name of Persons Filing:

                OTV Holdings Limited
                Mindport Holdings Limited
                MIH Limited
                MIH (BVI) Limited
                MIH Holdings Limited
                MIH Investments (Proprietary) Limited
                Naspers Limited


Item 2(b).      Address of Principal Business Office or, if none, Residence:

                OTV Holdings Limited
                c/o Benfid Verwaltungs AG
                PO Box 4146 Baarerstrasse 19
                CH - 6304 Zug
                Switzerland

                Mindport Holdings Limited
                c/o Benfid Verwaltungs AG
                PO Box 4146 Baarerstrasse 19
                CH - 6304 Zug
                Switzerland

                MIH Limited
                Abbot Building
                Mount Street
                Tortola
                Road Town
                British Virgin Islands

                MIH (BVI) Limited
                c/o Benfid Verwaltungs AG
                PO Box 4146 Baarerstrasse 19
                CH - 6304 Zug
                Switzerland

                MIH Holdings Limited
                251 Oak Avenue
                Randburg
                2194
                South Africa

                MIH Investments (Proprietary) Limited
                251 Oak Avenue
                Randburg
                2194
                South Africa

                Naspers Limited
                40 Heerengracht
                Cape Town
                8001
                South Africa

Item 2(c).      Citizenship:

                OTV Holdings Limited - British Virgin Islands
                Mindport Holdings Limited - British Virgin Islands MIH Limited - British Virgin Islands
                MIH (BVI) Limited - British Virgin Islands
                MIH Holdings Limited - South Africa

                              Page 9 of 11 pages

                MIH Investments (Proprietary) Limited - South Africa Naspers Limited - South Africa

Item 2(d).      Title of Class of Securities:

                Class A Ordinary Shares, no par value

Item 2(e).      CUSIP Number:

                G6754310

Item 3.         Not Applicable

Item 4.         Ownership.

          (a).  Amount beneficially owned:

                See the responses to Item 9 on the attached cover pages.

          (b).  Percent of Class:

                See the responses to Item 11 on the attached cover pages.

          (c).  Number of shares as to which such person has:

                (i). Sole power to vote or to direct the vote: See the responses to Item 5 on the attached cover pages.

                (ii). Shared power to vote or to direct the vote: See the responses to Item 6 on the attached cover pages.

                (iii). Sole power to dispose or to direct the disposition
                       of: See the responses to Item 7 on the attached cover pages.

                (iv). Shared power to dispose or to direct the disposition of: See the responses to Item 8 on the attached cover pages.


Item 5.         Ownership of Five Percent or Less of a Class.

                Not Applicable

Item 6.         Ownership of More than Five Percent on Behalf of Another
                Person.

                Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                Not Applicable

Item 8.         Identification and Classification of Members of the Group.

                Not Applicable

Item 9.         Notice of Dissolution of Group.

                Not Applicable

Item 10.        Certification.

                Not Applicable

                              Page 10 of 11 pages

                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 25, 2001


                                MIH LIMITED, acting on behalf of
                                itself, OTV Holdings Limited,
                                Mindport Holdings Limited, MIH
                                (BVI) Limited, MIH Holdings
                                Limited, MIH Investments
                                (Proprietary) Limited and Naspers
                                Limited as per the Joint Filing
                                Agreement dated February 14, 2000,
                                filed as an exhibit to the
                                Schedule 13G filed on February 14,
                                2000.

                                by /s/ Jacobus D.T. Stofberg
                                   ---------------------------------
                                   Name:  Jacobus D.T. Stofberg
                                   Title: Chief Executive Officer and
                                          Director

                              Page 11 of 11 pages